Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)

Inotiv, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, no par value per share	Rule 457 (c) and Rule 457 (h)	2,250,000	$2.62	$5,895,000	0.00015310	$903
					Total Offering Amount:		$903
					Total Fee Offsets:		—
					Net Fee Due:		$903

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the Registration Statement on Form S-8 shall also cover any additional common shares of Inotiv, Inc. (the “Registrant”) that become issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the Registrant’s outstanding common shares.

(2) Represents an additional 2,250,000 of the Registrant’s common shares that are authorized for issuance under the Inotiv, Inc. 2024 Equity Incentive Plan, as amended on March 13, 2025.

(3) Estimated solely for the purpose of calculating the registration fee and computed in accordance with Rule 457(c) and Rule 457(h) under the Securities Act using the average of the high and low sale prices of the common shares on March 7, 2025, as reported on The Nasdaq Capital Market.